Exhibit 10(i)

FOURTH AMENDMENT

OF THE

NORTHERN TRUST CORPORATION

SEVERANCE PLAN

WHEREAS, the Northern Trust Corporation (the “Corporation”) maintains the Northern Trust Corporation Severance Plan (the “Plan”); and

WHEREAS, amendment of the Plan is now considered desirable;

NOW, THEREFORE, by virtue and in exercise of the amending power reserved to the Corporation under Section 6.1 of the Plan, the Plan is hereby amended effective as of January 1, 2007 to delete the Severance Schedule for Termination by Employer Action in its entirety and to substitute therefor the Severance Schedule for Termination by Employer Action that is attached to this Fourth Amendment.

IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed on its behalf this 7th of May, 2007 effective as of January 1, 2007.

NORTHERN TRUST CORPORATION

By:	/s/ Timothy P. Moen
Name:	Timothy P. Moen
Title:	Executive Vice President and Human Resources Department Head

REVISED EFFECTIVE 1/1/07

Severance Schedule for Termination By Employer Action*

SEVERANCE BENEFITS PAYMENTS**

Official Status	Years of Service
	Less than 3 Years	Greater than or equal to 3 Years but less than 25 Years	Greater than or equal to 25 Years
Officer*	4 weeks of Base Pay	2 weeks of Base Pay per completed Year of Service	52 weeks of Base Pay

Non-Officer*	2 weeks of Base Pay	1 week of Base Pay per completed Year of Service	26 weeks of Base Pay

**	Minimum Severance Benefits Pay is 2 weeks of Base Pay and Maximum Severance Benefits Pay is 52 weeks of Base Pay. Total Severance Benefits payments may not exceed twice an Eligible Employee’s annual Base Pay in the year prior to Termination. Severance Benefits Payments and any COBRA Subsidy will be paid as a lump sum.

WELFARE BENEFITS

COBRA Continuation Coverage: An Eligible Employee and eligible dependents have the right to continue medical, dental and vision coverage in accordance with the time periods set forth under the provisions of the federal Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Medical, dental and vision coverage will automatically cease on the last day of the month in which an Eligible Employee’s Termination of employment occurs unless an Eligible Employee elects such continuation coverage under the provisions of COBRA. The costs of such coverage shall be payable by the Eligible Employee for the duration of the COBRA coverage, to be paid monthly by personal check, as the premiums become due.

COBRA Subsidy*: The Employer shall provide a COBRA subsidy payment to assist the Eligible Employee in paying the costs of coverage under applicable employee welfare benefit plans (medical and dental). The amount of the COBRA subsidy payment shall equal the difference between an Eligible Employee’s active employee medical and/or dental premium(s) as of the first day of the Notification Period (described in Section 4.2) and the rate under COBRA on such date, including the 2% administrative fee, multiplied by the number of weeks to which an Eligible Employee is eligible for Severance Benefits Payments as described above. The COBRA subsidy payment shall be made in the form of a lump sum.

Outplacement Assistance*: Varied levels of outplacement assistance will be offered through a firm selected by the Employer. Outplacement assistance will be available on the first day of an Eligible Employee’s Notification Period. The level and duration of outplacement assistance will be determined by an Eligible Employee’s official status in accordance with the Employer’s policies and practices. In order to use outplacement assistance, an Eligible Employee must begin outplacement assistance no later than 30 days after Termination of employment.

Non-contributory Life Insurance, Business Travel, Workers Compensation	Coverage ends upon Termination.

Contributory Life Insurance, Dependent Life Insurance, 24-Hour Accident Insurance	Coverage ends on the last day of the month for which a premium contribution from an Eligible Employee’s salary was made.

Health Care Account, Day Care Account	Eligible Employees may submit claims for expenses incurred prior to Termination date in accordance with applicable plan terms and administrative requirements. Claims must be submitted prior to end of first quarter of the year following Termination. Health Care Account may be extended on after-tax basis through a valid COBRA election.

Educational Assistance*	Existing tuition reimbursement repayment obligations will be waived. At the Eligible Employee’s Termination of employment, if enrolled and attending course(s), the Eligible Employee will be reimbursed in accordance with the Educational Assistance Program.

Short-Term Disability, Long-Term Disability	Coverage ends upon Termination, unless disabled on the date of Termination. If disabled on the date of Termination, coverage will generally continue until individual determined to be medically able to return to work, in accordance with applicable disability plan terms. See also Plan Section 3.3 (ii) and (iii).

Family Assistance and LifeCare® Programs	Eligible Employees will have access to these programs for 90 days following Termination.

ENHANCED RETIREMENT AND OTHER BENEFITS

Pension Plan and TIP*	Enhanced retirement eligibility, vesting and related benefits will be provided in accordance with the applicable retirement plans.

Stock Options, Stock Units and other Stock Awards*	Enhanced vesting and other benefits may be provided in accordance with the applicable stock plan and the Eligible Employee’s stock option, stock unit or other stock award agreements.

*	NOTE: Eligibility for receipt of all benefits is conditioned on execution (and non-revocation) of a settlement agreement, waiver and release (“Release”) in accordance with Section 4.4., provided that an Eligible Employee who does not execute (or who revokes within the revocation period) such a Release shall be entitled to (i) severance benefits, payable in the form of a lump sum, in the amount of one (1) week of Base Pay for non-officers and two (2)weeks of Base Pay for officers, (ii) access to (A) the Employer’s Family Assistance and LifeCare® Programs for 90 days following Termination and (B) basic outplacement assistance and (iii) the opportunity to work with a recruiting consultant to perform an internal search for a new position during the Notification Period.